Exhibit 10.10(d)

Collateral Contract

Reference No. : 2016 zhenzhongyinbudiezi No.0045

Pledgor: Ganzhou Highpower Technology Co., Ltd

Business License: 440307503274740

Legal Representative: Dangyu Pan

Address: Shuixi Industry Zone, Zhanggong, Ganzhou, Jiangxi

Postal code: 341000

Deposit A/C and financial institutions: Industrial and Commercial Bank of China, Gongjiang Branch, Ganzhou, 1510221909000036225

Telephone: 0797-7373907; Facsimile: 0797-7373867

Pledgee: Bank of China, Buji Sub-branch.

Legal Representative: DENG ZHENGBO

Address: 108, Buji Road, Buji Town, Longgang District, Shenzhen; Postal code: 518000

Telephone: 0755-22337156 ; Facsimile: 0755-28772290

To guarantee the performing of the principle contract stated in Clause 1, both party agrees the following:

Clause 1 Principle Contract

1. The principle contract is “Comprehensive credit contract (2016 zhenzhongyinbuexiezi No 0000445)” and its supplements signed between Creditor and Debtor, Springpower Technology (Shenzhen) Co., Ltd

Clause 2 Principle Creditor’s rights and the period

Unless otherwise agreed, the creditor’s rights under the following contracts and the creditor’s rights occurred before the engagement of this contract constitute the principle creditor’s rights of this contract.

1.       The creditor’s right occurred under comprehensive contract starting from the date of effectiveness, and end upon the expiration of all the specific creditor’s rights.

Clause 3 The maximum amount guaranteed

1.       The maximum amount assumed guaranteed is:

Currency: Renminbi

Amount (Capital letter): sixty million only

Amount (in numbers): 60,000,000.00

2.       The principle creditor’s rights under the principle contract constitute the principle creditor’s rights under this contract, which includes: loan principle, interest, compound interest, punitive interest, liquidated damage, the cost for realization of the creditor’s right (includes but not limited to the announcement fee, delivery fees, appraisal fees, legal fees, travel expenses, assessment fees, auction fees, the property preservation fee, compulsory execution fee and etc), as well as the Pledgee’s loss due to the breach of covenants.

The sum of the above terms constitutes the maximum amount of guaranteed for this contract.

Clause 4 The Collateral

For details of the collateral please refer to the appendix” Details of the underlying assets”.

During the period of collateral, if the Collateral is broken or damaged, Pledgee is entitled to the primary rights for compensation from insurance, compensation or subsidy, Pledgee can withdraw the compensation amount even though the collateral period is undue

If the Collateral is buildings, Pledgor should notify the Pledgee immediately after the Pledgor acknowledged the removal of the building. If the compensation of the removal is through change of property, Pledgor should coordinate the paid off of the principle of creditor’s rights with debtor and Pledgee per Pledgee’s request, or replace the Collateral with the new building or new collateral per Pledgee’s request. After the original Collateral is lost and the new Collateral is not yet registered, Pledgor should provide additional guarantee by qualified guarantor. For the compensation that is in the form of cash, Pledgee is entitled to the primary rights from compensation, and entitled to the right to request the Pledgor to deposit the cash into the appointed custody accounts, and subsequent security by deposit contract should be signed and effected.

Clause 5 The registration

With 15 days after the sign-off of this contract, Pledgor and Pledgee should finish the registry in the authorities.

Pledgor and Pledgee should file a change in registry with the authorities within 10 days after the change.

Clause 6 The possession and management of the Collateral

The possession and management of the Collateral will be on the Pledgor, however, the certifications of rights should be under the custody of the Pledgee. Pledgor should accept the inspection and check from time to time.

Pledgor should properly maintain the Collateral to ensure the safety and well-being of the Collaterals, Pledgor should take responsibility on daily maintenance and repairs.

Without the written consent of the Pledgee, Pledgor is not allowed to transfer, lend, invest, or restructure the Collateral. With Pledgee’s written consent, the proceedings of disposal should be deposited in the appointed accounts.

Clause 7 The circumstances that the value of the Collaterals is diminished

Before the creditor’s rights has been fully paid off, Pledgee is entitled to the right to stop Pledgor’s behavior, if such behavior is diminishing the value of the underlying assets. Pledgee is entitled to the right to request Pledgor to recover the value of the asset or provide additional guarantee to secure the proportion of lost.

If the Pledgor failed to recover the value of the asset nor can it provide addition guarantee, Pledgee might request early pay-off of the creditor’s rights. Pledgee might execute the rights to assume guarantee responsibility if the Pledgor refused the above.

If the diminished value is due to the irresistible reason, Pledgor should take action to avoid further deteriorate and notify the Pledgee in writing immediately

Clause 8 Interest generated from the account receivables

The interest generated from the pledged account receivables should be assumed responsible to the creditor’s rights after the deduction of the cost of collecting those interests.

Clause 9 Insurance of the underlying assets (Optional)

The mortgagor shall apply to insurance companies and the mortgagee shall be negotiated and insurance time limit according to the both sides talks things over certain risks insured, the insured amount shall not be less than the mortgaged property assessment value, the policy content shall comply with the requirements of the mortgagee, shall not do harm to the mortgagee rights restrictive conditions. Before the principal claim this contract fully pay off, the mortgagor shall not be any reason to interrupt, terminate, modify or change the policy, and shall take all reasonable and necessary measures to ensure the insurance stipulated in this article remain valid. If the mortgagor is not insured, or in violation of the agreement, the mortgagee has the right to determine insurance or continue to insure the mortgaged property, insurance fee shall be borne by the mortgagor, and can and therefore may give the loss caused by the mortgagee shall be recorded in the balance of creditor's rights. / days after signing this contract, the mortgagor shall be submitted to the mortgagee, the mortgaged property insurance policy original will because of insurance events and enjoys insurance gold to request authority transferred to the mortgagee. Pay off before the main creditor's rights in this contract. The insurance policy original by the mortgagee of the tube.

Clause 10 The guarantee responsibilities

Under the circumstance that, the debtor of principle contract failed to pay off the creditor’s rights when due (on due date or early termination date), the pledge is assumed to be responsible in accordance with this contract.

The due date in the previous sentence means the repayment date agreed in the principle contract. The early termination date is the termination date request by creditor per law or per agreements under the principle contracts.

Clause 11 The way and period of the pledgee’s rights

Once guarantee responsibility established, Pledgee is entitled to the right to request the execution of the assumption of the guarantee ‘s responsibility in accordance to law and regulation.

Pledgee should execute the rights within the duration of action.

Clause 12 The realization of the pledgee’s rights

Once guarantee responsibility is assumed, Pledgee is entitled to the right to request the execution immediately. The execution action includes but is not limited to compromise for discount, sale the assets through auction, etc. Pledgor should cooperate on the above mentioned actions. The proceeds received after the cost of execution, should be use to pay off the principle creditor’s rights under the principle contracts.

Under the circumstance that, the expiration of account receivables is earlier than the expiration of the principle creditor’s rights, the amount collected from the pledged account receivables by Pledgor should be deposited in the appointed account. And the deposit should still assume the guarantee responsibility for the undue principle creditor’s rights.

Pledgor’s rights on other guarantee contracts or collateral contracts should not have an impact on the performing of this contract. Pledgor should assume responsibility under this contract rather than plea with the execution in order.

Clause 13 The relationship between this contract and the principle contract

Upon the termination or early termination of the principle contract, Pledgor assumed guarantee responsibility on occurred debt.

The change of principle contract will not be informed to the Pledgor unless under the following circumstances, change of currency, interest rate, amount, period, or other terms which might affect the increase of the amount of the principle creditor’s rights or extend the effective period of the principle contract. Pledgor remains to assume the guarantee responsibility to the changed principle contract.

Under the previous stated circumstance which Pledgor’s consent is required, Pledgor is entitled to the right to reject the assumption of the guarantee responsibility on the incremental portion.

Under the circumstances that, Pledgee provide the letter of credit, trade financing services to debtor under the principle contract, Pledgor won’t be notified but assumed guarantee responsibility. It is the Pledgee’s responsibility to register for the incremental business contract.

Clause 14 Statements and Commitments

Pledgor’s statement:

1.       Pledgor is legally registry and operating, and owning the full civil rights required by this contract.

2.       Pledgor committed that no joint owner attached on the Collateral, or if any, written consents has been obtained. Pledgor agreed to hand over the written consent to Pledgee for custody.

3.       Signing and performing the contract is the true will of Pledgor, Pledgor has been granted all necessary authorizations in effect before signing the contract. The contract does not form a default for other contracts signed and performed by Pledgor. It is Pledgor’s responsibility to complete all required approvals, registrations, permits and filings.

4.       All documents and information provided by Pledgor to Pledgee are true, complete, accurate and effective.

5.       Pledgor did not conceal all the other creditor’s rights, factoring and financing attached to the underlying assets.

6.       Under the circumstances that new creditor’s rights are attached on the underlying assets or significant argue and dispute on the underlying contracts, Pledgor should notify Pledgee immediately.

7.       If the Collateral is construction in process, Pledgor committed that no other creditor’s rights is attached, if any, a written consent of abortion is obtained. Pledgor agreed to hand over the written consent to Pledgee for custody.

Clause 15 Default of the contract

Pledgor’s absent or delay in the registration procedure will be considered the event of default. Pledgee’s loss from the default should be compensated by Pledgor.

Clause 16 Breach of covenants

Any of the following situations would be considered as breach of contract covenant:

1.       Pledgor is in violation with the previous terms of the contract, transferred or disposed all or part of the assets.

2.       Pledgor impeded in any form Pledgee’s execution the rights.

3.       Under the clause 7 of this contract that diminished of the value of the accounts receivables, and Pledgor cannot provide additional guarantee.

4.       The statements of the Pledgor are untrue or in violation with its commitments

5.       Pledgor is in violation with other rights and obligations agreed in this contract.

6.       Pledgor is or will be under significant business changes such as termination of operation, dismissal or bankruptcy.

7.       Pledgor breaches the covenants on other credit line contracts with Party B or other affiliated institutions of Bank of China.

When any of the above mentioned situations noticed, Pledgee will perform the following in separate or all at the same time:

1)       Request Pledgor to rectify within a definite time.

2)       Reduce, temporarily pause or permanently terminate Pledgor’s Credit limit in part or in all

3)       Temporarily pause or permanently terminate in part or in all of Pledgor’s application on specific credit line under this contract.

4)       Announce the immediate expiration on all the credit lines granted under this contract and affiliated specific credit line contracts.

5)       Terminate or release this contract, terminate or release in part or in all of the affiliated specific credit line contracts as well as the other contracts signed between Pledgor and Pledgee

6)       Request compensation from Pledgor on the losses thereafter caused.

7)       Assume the guarantee responsibility on Guarantors.

8)       Other necessary procedures on Party B’s concern

Clause 17 Rights reserved

Either party might reserve part of or all of the rights under this contract and the affiliated specific credit line contracts, this does not imply the party has surrendered or remitted the unperformed rights and obligations.

Either party might sometimes tolerate, extend or delay the execution of certain rights, this does not deem as the party has surrendered or remitted the rights.

Clause 18 Change, Modification, Termination and Partial invalid

Upon negotiation and agreed by both parties, this contract can be changed and modified, the written record of the changes and modifications should form the inseparable part of this contract.

Unless ruled by law or both parties formed a separate agreement, the contract would not be terminated prior to all the rights and obligations defined are fulfilled.

Unless ruled by law or both parties formed a separate agreement, the void of single terms under this contract should no invalid other contract under this contract.

Clause 19 Applicable Law and Resolution for Dispute

1. This contract entered into according with the People’s Republic of China, and applicable to the law of the People’s Republic of China.

2. The resolution of dispute should be appealed in Party B or other Bank of China subsidiaries defined in this contract or other affiliated contracts

Clause 20 Attachments

Details of underlying assets.

Clause 21 Other terms and conditions

1. Without Pledgee’s prior written approval, Pledgor is not allowed to transfer the rights and obligations under this contract to 3rd Parties.

2. Pledgor should give the consent that, Pledgee might somehow authorize other affiliated institutions of Bank of China to perform the obligation. The performing party is entitled to all the rights and obligations under this contract and the affiliated credit line contracts, the performing party reserves the rights to appeal a resolution of dispute if necessary.

3. The contract has equivalent restrictions to the successors or inherits of both parties.

4. Unless otherwise agreed, the domicile addresses stated in this contract are for corresponding use; both parties should notify each other in writing about any changes of its domicile addresses.

5. The title and name of business product is for business purposes, will not used for interpretation of the contract terms and the rights and obligations.

6. Special agreements between Pledgor and Pledgee, If the realization value of the underlying assets excesses the maximum amount of guarantee specified in Clause 3, Pledgor agree that the primary compensation to Pledgee will not restricted to the amount defined in Clause 3 and Clause 10.Pledgee entitled the compensation from the full proceeds from disposal.

Clause 22 Effectiveness of the contract

This contract is established and enters into effective upon signing or sealing by the legal representatives (or person-in-charge) of Pledgor and Pledgee or their duly authorized agents, together with sealing by the company chop.

The pledge is established upon the effectiveness of this contract.

This contract will be printed and signed in six copies, Pledgor and the debtor hold one copy each, Pledgee holds three copies, the registration authority holds one copy, each copy has the same legal effect

Stamp of Pledgor

Signature of director or authorized representative /s/ Dangyu Pan

/s/ [COMPANY SEAL]

Stamp of Pledgee (if Pledgee is a corporation)

Signature of legal representative or authorized representative /s/ Deng Zhengbo

Attachment: